Exhibit 14.1

CHINA GEWANG BIOTECHNOLOGY, INC.

CODE OF CONDUCT AND ETHICS

Adopted February 19, 2017

INTRODUCTION

The following Code of Conduct and Ethics (this “Code”) has been adopted by management and approved by the Board of Directors of China Gewang Biotechnology, Inc., a Nevada corporation (the “Company”) with the purpose of assuring that all employees and officers of the Company and its subsidiaries understand and adhere to high ethical standards of conduct.

This Code is based on the following general principles:

1. Responsible Business Citizenship – The Company and its employees will act as responsible citizens in the communities where the Company does business.

2. Compliance with the Law – The Company and its employees will abide by the letter and the spirit of all applicable laws and regulations.

3. Adherence to High Ethical Standards – The Company and its employees will adhere to high ethical standards of conduct in all business activities, and will act in a manner that will enhance the Company’s standing as a vigorous and ethical competitor within the business community.

4. Duty of Loyalty – The Company expects its employees to adhere to high standards of business ethics and undivided loyalty to the Company. Activities and personal interests that conflict with the best interests of the Company are inconsistent with employees’ duty and loyalty to the Company.

The Company’s management shall be responsible for the implementation and administration of this Code of Conduct and Ethics. Each officer and manager shall be responsible for ensuring that each employee under his or her supervision is familiar with this Code. Each officer and manager shall also be responsible for ensuring that this Code is fairly and consistently applied to all business dealings within his or her area or performed by the employees under his or her supervision. It is prohibited for any employee to violate any of the terms of this Code or to direct or authorize other employees to do so.

This Code applies to all directors, employees and officers of the Company, and all subsidiary companies, divisions, units and business entities, either domestic or foreign, over which the Company has effective control or with which the Company is affiliated. Also, the Company has many detailed policies that address certain of the topics in this document. The specific issues discussed in this Code do not cover all situations where a law or policy may apply. However, this Code should help clarify the general principles stated above. It is the responsibility of each officer and manager to understand and follow all Company policies.

COMPLIANCE WITH APPLICABLE LAWS

It is the Company’s policy to comply with all laws and regulations that apply to the business conducted by the Company in the United States and other countries. If those laws or regulations are ambiguous, management may obtain legal advice or an advisory legal opinion from the Company’s legal counsel in order to clarify the meaning or application of the subject law or regulations. All business practices should be designed to comply with the local laws, as well as local economic and social conditions.

CONFLICTS OF INTEREST

Every employee of the Company should avoid any situation in which his or her personal interests conflict, or even appear to conflict, with the interests of the Company.

It would be impossible to detail every situation in which a conflict of interest may arise. However, listed below are the types of conflicts all employees should avoid:

1.	Acquiring a material interest in any supplier, competitor or customer of the Company;
2.	Accepting any personal consulting or employment relationship that is or may be competitive with the Company;
3.	Engaging in any outside business activity that is or may be competitive with any of the Company’s businesses or interests;
4.	Accepting any outside employment which might affect the employee’s ability to devote the appropriate amount of time and attention to his or her duties and responsibilities with the Company;
5.	Receiving entertainment or anything of more than nominal value, whether as a gift or otherwise, from any individual or company with which the Company has a business relationship (normal and customary business meals, gifts of nominal value and customary business entertainment being excepted);
6.	Serving as an officer, director or in any other capacity for any customer, supplier or competitor of the Company unless approved by the Chief Executive Officer;
7.	Accepting loans from another business or individual if your position is one that interacts with, or influences, the Company’s transactions with that business or individual;
8.	Supervising, influencing, reviewing or having influence with respect to job evaluations, compensation or benefits for any “family member” who is an employee of the Company; and
9.	Taking personal advantage or obtaining personal gain from an opportunity learned of or discovered during the course and scope of employment with the Company when that opportunity or discovery could be of benefit or interest to the Company (this includes the invention or discovery of methods, formulas, flavors or techniques that are related to the employee’s duties or the business of the Company or outside opportunities in which the Company might be interested).

Such conflicts of interest may not only present themselves to an employee but could also present themselves to members of the employee’s family. For example, a conflict would arise if the employee’s spouse were to receive a valuable gift from a supplier of the Company. For the purpose of this Code, “family member” shall mean the employee’s spouse, children, parents, grandparents, parents-in-law, brothers, sisters, brothers-in-law, sisters-in-law and the children of his or her brothers, sisters, brothers-in-law or sisters-in-law.

The Company’s policy in this area is not intended to restrict employees from participating in normal and customary business-related functions or events, or from engaging in the exchange of corporate gifts of nominal value. Any questions regarding conflicts of interest or specific situations should be directed to the Company’s Chief Executive Officer.

HEALTH AND OCCUPATIONAL SAFETY

It is the policy of the Company to provide its employees with a place to work which is free from hazards and to comply with all applicable health and safety laws and regulations. Each employee is responsible for conducting the business of the Company in a way that does not endanger the health and safety of other employees and customers. Employees should, at all times, act in a manner that ensures the Company’s compliance with all applicable governmental health and safety laws and requirements.

ENVIRONMENTAL MATTERS

It is the policy of the Company to comply with all applicable laws and regulations for the protection of the environment and the conservation of natural resources. The Company believes that observing all such requirements is critical to the goal of acting as a responsible business citizen while also reducing the exposure to liability associated with even unintentional violation of environmental laws. It is the responsibility of every employee to conduct the business of the Company in a manner consistent with the goal of compliance with all applicable environmental laws and requirements.

DISCRIMINATION AND HARASSMENT

The Company observes a policy of equal employment opportunity for all matters. The Company will not discriminate against any employee or prospective employee on the basis of race, color, religion, sex, age, national origin, handicap or veteran status. The Company will provide a workplace free from harassment on the basis of any of the above. The Company will also expect all of its employees, suppliers and representatives to observe and further the goals of this policy.

SPECIAL ETHICAL OBLIGATIONS FOR EMPLOYEES WITH PUBLIC REPORTING RESPONSIBILITIES

As a public company in the United States, we are committed to carrying out all continuing disclosure obligations in a full, fair, accurate, timely and understandable manner. Depending on their position with the Company, employees, officers or directors may be called upon to provide information to the Company’s accounting department, the Company’s Audit Committee or the Company’s outside auditor in order to assure that the Company’s public reports are complete, fair and understandable. The Company expects all of its personnel to take this responsibility very seriously and to provide prompt and accurate answers to inquiries related to the Company’s public disclosure requirements.

The accounting department and the Audit Committee bear special responsibility for promoting integrity throughout the organization, with responsibilities to shareholders both inside and outside of the Company. The Audit Committee, the Chief Executive Officer, the Chief Financial Officer and other accounting department personnel have a special role both to adhere to these principles themselves and also to ensure that a culture exists throughout the Company as a whole that ensures the fair and timely reporting of the Company’s financial results and condition.

Employees, officers and directors should promptly report to the Chairman of the Audit Committee any conduct that the individual believes may impair the Company’s full, fair, accurate, timely and understandable disclosure in reports and documents that it files with the Securities and Exchange Commission and in other public communications.

ELECTRONIC MEDIA & SOFTWARE

All electronic media and communications systems such as voice mail, e-mail, commercial software and access to the Internet through any Internet service provider are the property of the Company. Communications on these systems are not private communications, but are business records that may be monitored by the Company or subpoenaed by a court of law, and you should have no privacy expectations with respect to communications sent over these systems.

These systems should not be used to knowingly, recklessly or maliciously post, store, transmit, download or distribute any threatening, abusive, libelous, defamatory or obscene materials of any kind constituting a criminal offense, giving rise to civil liability or otherwise violating any laws. The Company's policy against sexual harassment and discrimination applies fully to the use of e-mail and other electronic media by you.

SHAREHOLDER & MEDIA RELATIONS

We will provide accurate, appropriate and timely material information to the public, including our shareholders and the media to keep them informed of matters which affect our organization. To assure consistency and accuracy in these communications and to prevent the inadvertent disclosure of confidential information, you should not give statements to shareholders, the media or any other non-employee of the Company. If you are contacted by a shareholder, the request should be immediately forwarded to the Company's Chief Financial Officer. If you are contacted by the media, or anyone requesting information regarding the Company, the Company’s plans or performance or any other potentially sensitive competitive information, the request should be forwarded to the Chief Financial Officer of the Company or, if regarding a legal matter, to the Company’s Chief Executive Officer.

SUBSTANCE ABUSE

The possession, distribution or use of an illegal controlled substance or alcohol, while on Company property, or while conducting the Company’s business is strictly prohibited. This does not prohibit moderate consumption of alcohol after work hours or during dinner meetings or events of a similar nature. The employee should do everything possible to make the workplace free from drugs and alcohol. Violation of this policy puts the employee and the employee’s co-workers at risk.

ACCOUNTING AND INTERNAL CONTROLS

Internal accounting controls have been established to manage the Company’s financial transactions. The Company adopted these controls to satisfy internal needs and to assure compliance with generally accepted accounting principles and the requirements of applicable laws and regulations. The Company is required to keep books, records and accounts that accurately and fairly reflect transactions and maintain an effective system of internal controls.

Proper accounting for all transactions is essential to the Company’s control of its affairs and the accuracy of its financial reporting. To maintain the integrity of the accounting records, all cash funds, bank accounts and other accounts must be disclosed in the Company’s books of account and all entries in the Company’s books must be prepared carefully, timely and honestly and must be supported by adequate documentation to provide a complete, accurate and auditable record of the transactions they describe.

No false or misleading entries may be made for any reason and no employee may assist any other person in making such entries.

Full and certain disclosure reinforces responsibility and acts as a powerful deterrent to wrongdoing. Therefore, it is vital that no fund, asset, liability, revenue or expense of the Company be concealed or incompletely recorded in any situation for any purpose. Any employee having information or knowledge of any unrecorded fund, asset, liability, revenue or expense or any prohibited act should promptly report it to the Company’s Chief Executive Officer.

The Company’s audit functions play a significant role in providing management with evaluations of the effectiveness of internal controls over accounting, operations and administrative functions. The Company’s internal and external auditors are charged with the responsibility of conducting objective and independent examinations, taking into account the high standards of business ethics, integrity and honesty required of all employees. All employees must cooperate fully with the Company’s auditors. Making intentionally false or misleading statements to auditors, whether internal or external, is considered a falsification of records.

IMPROPER PAYMENTS AND POLITICAL ACTIVITY

No payment will be made by or on behalf of the Company either directly or indirectly to government officials, political candidates, political parties or officers or employees of customers, suppliers or competitors if (a) the payment is designed to secure favored treatment for the Company or (b) the payment would violate applicable laws.

Improper payments include unearned commissions or refunds, the donation or loan of the Company’s property or services of the Company’s personnel, the incurring or paying of expenses on behalf of another and the reimbursing of officers, employees or agents of the Company for payments made by them on the Company’s behalf.

This policy does not include lawful political contributions authorized by the Chief Executive Officer or the Board of Directors, reasonable entertainment of customers or suppliers, potential customers or suppliers or others involved with the Company’s business in a manner appropriate to the business relationship and the discussion of business matters, gifts of sales promotion items, or, where the local custom requires, payment of small gratuities to minor governmental functionaries to secure the routine processing of paper work (for example, gratuities to minor customs officials for processing import documents) provided that such payments (a) are not either individually or in the aggregate significant in amount, (b) are fully disclosed in the Company’s records and (c) are approved by the manager of the local operation. While these transactions are not prohibited by this policy, they must be accurately disclosed in the Company’s books of account.

This policy does not affect the right of employees, acting in an individual capacity and not as representatives of the Company, to support political parties or candidates of the employee’s choice. Since violation of this policy can create public reporting and tax problems for the Company as well as expose the Company and its officers, directors and the employee involved to civil and criminal sanctions, strict adherence is required. It is the responsibility of management at all levels to enforce this policy and of all employees to report violations to, or, in doubtful cases, to seek advice from their managers or from the Company’s Chief Executive Officer.

FOREIGN CORRUPT PRACTICES ACT

The Foreign Corrupt Practices Act (the “FCPA”) became U.S. federal law in 1977. It applies to U.S. individuals, companies and businesses, including their controlled international subsidiaries.

The FCPA makes it unlawful for U.S. companies operating in the United States or abroad and their employees to make direct or indirect payments to foreign government officials or political parties or candidates for the purpose of obtaining or retaining business.

Employees of the Company or others acting on its behalf may not offer, pay, promise or authorize the payment of money or anything of value to: (a) foreign government officials, (b) foreign political parties, party officials or political candidates, or (c) any person if it is known, or firmly believed that the money or thing of value will be given or promised to a person described in (a) or (b) above, in order to obtain or retain business.

In addition, no payments may be made to these individuals for the purpose of influencing the action or decision of the recipient, inducing the recipient to do or refrain from doing any act in violation of his or her lawful duty or inducing the recipient to exert influence on any foreign government, or any department, agency or instrumentality of a foreign government.

Under the FCPA, the Company is required to keep books, records and accounts that accurately and fairly reflect the transactions and dispositions of its assets, and to maintain a system of internal accounting controls sufficient to provide reasonable assurances that assets are safeguarded from unauthorized use, that corporate transactions conform to managerial authorizations and that records are accurate.

TRADE SECRETS AND CONFIDENTIALITY

During the course of employment with the Company, employees may come into contact with or acquire information that would be deemed confidential or a “trade secret.” Trade secrets and confidential information could be any non-public information that is of value to the Company, or information that, if made public, would be a detriment to the Company. While not an exhaustive list, typical trade secrets include information such as the development of new products, new flavors, the formula or recipe for products, new business initiatives, customer lists, price lists, pricing strategies, sales and promotions and any other non-public information that might be of value to the Company or the Company’s competitors. It is critical that the secrecy of all such confidential information and trade secrets be maintained and that employees take no action to either directly or indirectly allow such information to be released to individuals or businesses outside of the Company, or to be made public, except to the Company’s authorized advisers.

INSIDER TRADING

During the course of employment with the Company, employees may acquire information that is not generally known to the public. This may include financial information, forecasts, business plans and strategies, information on sales programs, product development, and other material information that is not known to individuals outside of the Company. Employees must not disclose this information to anyone without a need to know the information, and in no event should such information be disclosed to individuals outside of the Company, except the Company’s authorized advisers. In addition, it is illegal and therefore a violation of this Code for employees to trade in any securities, including stock in the Company or any of its suppliers, customers or competitors, if the employee possesses any material non-public information regarding either the Company or any of the suppliers, customers or competitors of the Company. A violation of this policy, or the laws upon which this policy is based, could result not only in the termination of employment with the Company, but also civil and criminal proceedings.

ANTITRUST COMPLIANCE

It is the policy of the Company to comply with the applicable antitrust laws of each nation in which the Company manufactures or sells products and services. These laws generally limit business practices that restrict competition. Agreements with competitors or other market participants that fix prices, divide markets or limit outputs or business activity are generally prohibited by the antitrust laws and criminal sanctions in the form of fines and imprisonment are frequently imposed.

NO RETALIATION

The Company prohibits retaliation against anyone for the good faith reporting of a perceived Code violation or cooperation with an internal or external investigation of such a violation. Such retaliation by any associate or third party acting on behalf of an associate is itself a violation of the Code. This "no retaliation" provision of the Code does not limit the Company's recourse if the associate reporting the violation is ultimately found to have been a participant in the violation, or if the report is found to be a deliberate attempt to cause harm or harass another associate.

IMPLEMENTATION OF THIS CODE OF CONDUCT AND ETHICS

Each manager shall distribute a copy of this Code to the employees for whom the manager is responsible. Each manager should also work to ensure that all of the employees under his or her supervision read, understand and comply with this Code and the policies addressed under this Code.

Any employee who becomes aware of a violation of this Code or any of the policies addressed herein, or believes a violation has taken place, should report that violation to the employee’s manager. The manager shall then report the violation to the Company’s Chief Executive Officer.

If the manager to whom the violation was reported takes no further action, or the employee feels that it would be appropriate to report the matter to a person of higher authority, the employee should bring the matter to the attention of the Chief Executive Officer of the Company or the Chairman of the Audit Committee of the Board of Directors.

To assure that a reporting employee is protected from reprisal, requests for anonymity will be respected to the extent they do not result in the violation of the rights of another employee. Any attempt at reprisals against the reporting employee will not be tolerated.

ENFORCEMENT

The Company is committed to taking prompt and consistent action in response to violations of this Code. Any covered person who violates the Code is subject to disciplinary action, including immediate termination. Under the supervision of the Chief Executive Officer, the Company will promptly investigate internally reports of suspected violations. The Chief Executive Officer, the independent directors and the relevant committees of the Board of Directors will fairly evaluate suspected violations on a case-by-case basis and apply an appropriate sanction, including, reporting the violation to authorities.

WAIVER

A waiver of any provision of this Code must be approved by the Board of Directors and must be disclosed to the Company’s stockholders. In addition, the Company shall disclose such waivers within four business days by filing a current report on Form 8-K with the SEC or, in cases where a Form 8-K is not required, by distributing a press release.

WHISTLEBLOWER POLICY

If any employee or officer of the Company becomes aware of the violation or potential violation of this Code, such employee or officer should report such activity via e-mail to the Company’s whistleblower e-mail address. Any such email shall be held in confidence and reported directly to the Audit Committee.

The Company’s Chief Executive Officer shall be responsible for the interpretation of this Code and the policies addressed within. Any questions should be addressed to the Company’s Chief Executive Officer.